Exhibit 99.1

Unique Fabricating, Inc. Reports 17.9% Revenue Increase for Second Quarter of 2016

Auburn Hills, MI - August 16, 2016 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the second quarter and six months ended July 3, 2016.
Second Quarter Highlights

•	Revenue of $42.0 million in the second quarter 2016, up 17.9% compared to the $35.7 million in the second quarter of 2015

•	Net income of $0.6 million, or $0.06 per basic and diluted share in the second quarter of 2016, compared to $1.7 million, or $0.25 per basic and $0.24 per diluted share, in the second quarter of 2015

•
Adjusted EBITDA of $4.3 million in the second quarter of 2016, including $1.4 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, versus $4.2 million in the second quarter of 2015, including $0.9 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.14 in the second quarter of 2016 versus $0.24 in the second quarter of 2015(1)

•	Declared a quarterly cash dividend of $0.15 per share payable on September 7, 2016 for stockholders of record as of August 31, 2016

•	Closed accretive and synergistic acquisition of Intasco Corporation and Intasco USA Inc. (together "Intasco”), to broaden solutions offering, production capabilities and expand reach into new markets

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“We delivered strong top-line results in the second quarter and materially advanced our long term strategy with the highly synergistic and accretive acquisition of Intasco while addressing short-term challenges that impacted our bottom-line results,” said John Weinhardt, Chief Executive Officer. “During the second quarter, the automotive industry saw a shift in the mix of new vehicle sales and experienced a short-term slowdown in production shortly after we accelerated investments for new equipment and additional labor to support new product launches, negatively impacting our margins. Our second quarter results also reflect one-time expenses related to the Intasco acquisition, lowering our earnings. Our bookings continue to expand giving us good visibility and confidence that the investments we made to scale production will benefit our operations beginning in the third quarter.”

“Operationally, we expect to improve our labor productivity following this industry shift as the result of new product launches and expect our margins will return to more normalized levels beginning in the third quarter,” Weinhardt added. “Additionally, we are advancing the integration of Intasco as planned, and we are already beginning to recognize cross-selling opportunities within our combined customer bases.”

Weinhardt concluded, “Looking forward, we remain confident in our full year outlook and are reaffirming our most recent full-year outlook which was increased on July 5 to reflect the expected contribution from Intasco. This upwardly revised outlook is based on our current visibility and the most recent revised independent automotive industry production projections we utilize in our planning.”

Second Quarter Financial Summary
Total revenue for the quarter ended July 3, 2016 increased to $42.0 million, up 17.9%, or $6.4 million from $35.7 million during the same period last year. The increase was driven by the acquisitions of Intasco which closed on April 29, 2016 and Great Lakes Foam Technologies, Inc. which closed on August 31, 2015, as well as from the introduction of new products and increased market penetration.
Gross profit for the quarter period ended July 3, 2016 was $9.1 million, or 21.6% of total revenue, compared to $8.4 million, or 23.6% of total revenues, for the corresponding period last year. The decrease in gross margin as a percentage of sales was primarily due to the amortization of the markup to fair market value of the inventory acquired from Intasco, increases in health insurance claims paid under Unique's self-insured benefits plan, depreciation, and labor costs as the Company adds capacity and makes investments to meet expected future demand, and continuous improvement related costs that management expects to benefit Unique in future quarters, coupled with the mix shift in new vehicle sales and lower than anticipated overall vehicle production volumes.

Net income for the quarter ended July 3, 2016 was $0.6 million, or $0.06 per basic and diluted share, compared to $1.7 million, or $0.25 per basic and $0.24 per diluted share, in the second quarter of 2015. In addition to the one-time costs incurred in the Intasco acquisition, including debt extinguishment costs related to the termination of our old credit facility, net income for the quarter ended July 3, 2016 was also negatively impacted by an unfavorable $0.2 million mark-to-market on an interest rate swap we entered into just prior to the unexpected result of the Brexit vote, and by a significantly higher effective tax rate due mainly to non-deductible transaction related costs.

Adjusted EBITDA for the quarter ended July 3, 2016 was $4.3 million compared to $4.2 million in the second quarter of 2015. The increase is primarily a result of earnings generated from higher sales, offset by the higher operating expenses noted above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended July 3, 2016 was $0.14 compared to $0.24 in the second quarter of 2015. The decrease is primarily a result of lower earnings, and by an increase in shares outstanding as a result of the company’s initial public offering in July 2015. The diluted weighted average shares outstanding increased from approximately 7.0 million at the end of the second quarter last year to approximately 9.9 million this year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Year to Date Financial Summary
In the first six months of 2016, Unique's results were for a 26 week period ended July 3, 2016 compared to a 25 week period ended June 28, 2015. As a result, the two periods may not be directly comparable.
Total revenue for the first six months of 2016 increased to $82.0 million, up 20.5%, or $13.9 million from $68.1 million during the same period last year. The increase was primarily related to the acquisitions of Intasco which closed on April 29, 2016 and Great Lakes Foam Technologies, Inc. which closed on August 31, 2015, as well as from the introduction of new products and increased market penetration.
Gross profit for the first six months of 2016 was $18.7 million, or 22.8% of total revenue, compared to $16.4 million, or 24.0% of total revenues, in the comparable period last year. The decrease in gross margin as a percentage of sales is mainly due to lower margins in the second quarter of 2016, as described above.

Net income for the first six months of 2016 was $2.4 million, or $0.25 per basic and diluted share, compared to $2.9 million, or $0.43 per basic and $0.41 per diluted share, in the comparable period last year.

Adjusted EBITDA for the first six months of 2016 was $8.7 million compared to $7.8 million in the same period last year. The increase is primarily a result of earnings generated from higher sales in this year, offset by the increases in operating expenses noted above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the first six months of 2016 was $0.35 compared to $0.41 in the same period last year. The decrease is primarily a result an increase in shares outstanding as a result of the company’s initial public offering in July 2015. The diluted weighted average shares outstanding increased from approximately 7.0 million in the first six months last year to approximately 9.9 million this year. The impact of the higher shares in 2016 were partially offset by earnings generated from higher sales for the first six months of 2016. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.
Balance Sheet Summary
As of July 3, 2016, the Company had approximately $1.6 million in cash and cash equivalents, as compared to January 3, 2016, when the Company had $727,000.

Total debt outstanding as of July 3, 2016 was $53.7 million compared to $31.0 million as of January 3, 2016.

As of July 3, 2016, the Company had $7.5 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $30.0 million revolving credit facility.

As previously announced, on April 29, 2016 Unique Fabricating, NA, Inc. and Unique-Intasco Canada, and Citizens Bank, National Association, acting as a syndication agent with other lenders, entered into a new senior secured credit facility providing for borrowings of up to the aggregate principal amount of $62.0 million, consisting of a revolving line of credit up to $30.0 million to Unique Fabricating, NA, Inc., a $17.0 million principal amount Term Loan to Unique Fabricating, NA, Inc., and a $15.0 million principal amount Term Loan to Unique-Intasco Canada. These borrowings were used to finance the acquisition of Intasco and to repay the Company’s existing senior credit facility, which was terminated.
2016 Outlook
As previously announced on July 5, 2016, Unique Fabricating increased its outlook for 2016 following the completion of the purchase accounting related to the Intasco acquisition which closed on April 29, 2016 and is reaffirming that outlook today which is as follows:

•	Full year 2016 revenue of $169 million to $172 million

•	Full year 2016 adjusted diluted earnings per share of $0.88 to $0.91

•	Full year 2016 adjusted EBITDA of $19.5 million to $20.0 million
Declaration of Dividends
Unique's Board of Directors approved payment of a quarterly cash dividend of $0.15 per share on August 16, 2016. The dividend will be paid on September 7, 2016 to stockholders of record as of the close of business on August, 31, 2016.
Quarterly Results Conference Call
Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13642857. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on August 16, 2016 until 11:59PM ET on August 23, 2016 by dialing 1-877-870-5176 (United States) or 1-858-384-5517 (international) and using the pin number 13642857.

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, non-recurring integration expense, non-cash stock awards, transaction fees related to our acquisitions, and restructuring expenses. We calculate Adjusted Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2016 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, EBITDA, and earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K, for the year ended January 3, 2016 filed with the Securities and Exchange Commission pursuant to Rule 424(b) and in particular the Section entitled “Risk Factors” in the Annual Report on Form 10-K, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations (Unaudited)

	Thirteen Weeks Ended July 3, 2016		Thirteen Weeks Ended June 28, 2015	Twenty-Six Weeks Ended July 3, 2016	Twenty-Five Weeks Ended June 28, 2015
Net sales	$42,048,220		$35,672,173	$82,030,724	$68,102,680
Cost of sales	32,956,982		27,244,229	63,339,540	51,750,874
Gross profit	9,091,238		8,427,944	18,691,184	16,351,806
Selling, general, and administrative expenses	7,164,986		5,088,876	13,719,587	10,332,313
Restructuring expenses				35,054	—
Operating income	1,926,252		3,339,068	4,936,543	6,019,493
Non-operating income (expense)
Investment income	—		230	—	230
Other income (expense), net	(23,741)		7,027	(23,692)	14,321
Interest expense	(872,954)		(853,335)	(1,214,076)	(1,712,689)
Total non-operating expense	(896,695)		(846,078)	(1,237,768)	(1,698,138)
Income – before income taxes	1,029,557		2,492,990	3,698,775	4,321,355
Income tax expense	430,385		801,090	1,265,952	1,436,718
Net income	$599,172		$1,691,900	$2,432,823	$2,884,637
Net income per share
Basic	$0.06		$0.25	$0.25	$0.43
Diluted	$0.06		$0.24	$0.25	$0.41
Cash dividends declared per share	$0.15	—	$—	$0.30	$—

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets

	(Unaudited)
	July 3, 2016	January 3, 2016
Assets
Current assets
Cash and cash equivalents	$1,584,045	$726,898
Accounts receivable – net	26,649,319	20,480,186
Inventory – net	16,022,274	14,585,611
Prepaid expenses and other current assets:
Prepaid expenses and other	1,276,129	1,494,697
Refundable taxes	182,763	55,477
Deferred tax asset	—	1,063,721
Assets held for sale	2,033,327	2,033,327
Total current assets	47,747,857	40,439,917
Property, plant, and equipment – net	20,300,544	18,761,178
Goodwill	28,871,179	19,213,958
Intangible assets– net	25,820,620	20,139,213
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	125,172	120,742
Deferred tax asset	131,651	—
Total assets	$124,051,143	$99,729,128
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,745,665	$11,430,662
Current maturities of long-term debt	2,415,100	2,519,069
Income taxes payable	—	—
Accrued compensation	2,832,829	2,283,833
Other accrued liabilities	1,409,289	1,159,028
Other liabilities	10,848	—
Total current liabilities	19,413,731	17,392,592
Long-term debt – net of current portion	29,197,790	13,906,993
Line of credit-net	22,085,413	14,595,093
Other long-term liabilities
Deferred tax liability	4,545,204	5,774,452
Other liabilities	181,179	46,874
Total liabilities	75,423,317	51,716,004
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,699,932 and 9,591,860 issued and outstanding at July 3, 2016 and January 3, 2016, respectively	9,700	9,592
Additional paid-in-capital	45,432,793	44,352,188
Retained earnings	3,185,333	3,651,344
Total stockholders’ equity	48,627,826	48,013,124
Total liabilities and stockholders’ equity	$124,051,143	$99,729,128

UNIQUE FABRICATING, INC.
Consolidated Condensed Statements of Cash Flows

	Twenty-Six Weeks Ended July 3, 2016	Twenty-Five Weeks Ended June 28, 2015
Cash flows from operating activities
Net cash provided by operating activities	3,339,002	2,128,184
Cash flows from investing activities
Purchases of property and equipment	(1,507,867)	(2,079,527)
Proceeds from sale of property and equipment	3,000	1,797
Acquisition of Intasco, net of cash acquired	(21,030,795)	—
Net cash used in investing activities	(22,535,662)	(2,077,730)
Cash flows from financing activities
Net change in bank overdraft	337,878	309,074
Proceeds from debt	32,000,000	—
Payments on debt and in-kind interest	(1,234,415)	(508,962)
Debt issuance costs	(514,441)	—
Proceeds from revolving credit facilities	7,634,630	1,479,466
Pay-off of debt assumed through business acquisitions	(15,375,000)	—
Expenses of in process equity offering	—	(571,803)
Post acquisition payments for Unique Fabricating	—	(755,018)
Proceeds from exercise of stock options and warrants	103,989	—
Distribution of cash dividends	(2,898,834)	—
Net cash provided by (used in) financing activities	20,053,807	(47,243)
Net increase (decrease) in cash and cash equivalents	857,147	3,211
Cash and cash equivalents – beginning of period	726,898	756,044
Cash and cash equivalents – end of period	$1,584,045	$759,255
Supplemental disclosure of cash flow Information – cash paid for
Interest	$878,826	$1,233,275
Income taxes	$1,478,140	$1,176,528
Supplemental disclosure of cash flow Information – non cash activities for
Common stock issued for purchase of Intasco USA, Inc.	$890,726	$—
Accretion on redeemable common stock	$—	$1,364,031

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended July 3, 2016	Thirteen Weeks Ended June 28, 2015	Twenty-Six Weeks Ended July 3, 2016	Twenty-Five Weeks Ended June 28, 2015
GAAP Net income	$599,172	$1,691,901	$2,432,823	$2,884,637
Plus: Interest expense, net	872,954	853,335	1,214,076	1,712,689
Plus: Income tax expense	430,385	801,090	1,265,952	1,436,718
Plus: Depreciation and amortization	1,375,394	892,472	2,507,750	1,739,541
Plus: Non-cash stock award	46,899	6,401	85,998	12,309
Plus: Non-recurring integration expenses	56,683	—	69,169	—
Plus: Non-recurring step-up of inventory basis to fair market value	279,166	—	279,166
Plus: Transaction fees	662,876	—	848,252	—
Plus: Restructuring expenses	—	—	35,054	—
Adjusted EBITDA	$4,323,529	$4,245,199	$8,738,240	$7,785,894

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended July 3, 2016	Thirteen Weeks Ended June 28, 2015	Twenty-Six Weeks Ended July 3, 2016	Twenty-Five Weeks Ended June 28, 2015
GAAP Net income	$599,172	$1,691,901	$2,432,823	$2,884,637
Plus: Non-cash stock award	46,899	6,401	85,998	12,309
Plus: Non-recurring integration expenses	56,683	—	69,169	—
Plus: Non-recurring step-up of inventory basis to fair market value	279,166	—	279,166	—
Plus: Transaction fees	662,876	—	848,252	—
Plus: Debt extinguishment costs	60,202	—	60,202	—
Plus: Restructuring expenses	—	—	35,054	—
Less: Tax impact	(312,820)	(2,057)	(397,971)	(4,111)
Adjusted Net income	$1,392,178	$1,696,245	$3,412,693	$2,892,835

Diluted weighted average shares outstanding	9,905,841	7,022,943	9,869,445	7,014,767
Net income per share
Diluted - GAAP	$0.06	$0.24	$0.25	$0.41
Diluted - Adjusted	$0.14	$0.24	$0.35	$0.41

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended July 3, 2016	Thirteen Weeks Ended June 28, 2015	Twenty-Six Weeks Ended July 3, 2016	Twenty-Five Weeks Ended June 28, 2015
Non-cash purchase accounting impacts
Customer relationships amortization	$765,528	$472,190	$1,370,703	$910,498
Trade name amortization	67,614	55,664	123,278	107,046
Non-compete amortization	44,162	45,100	88,324	86,731
Unpatented technology	52,982	—	52,982	—
Less: Tax impact	(318,570)	(184,111)	(539,264)	(368,825)
Net income effect	$611,716	$388,843	$1,096,023	$735,450

Net income per share impact
GAAP - Basic	$0.06	$0.06	$0.11	$0.11
GAAP - Diluted	$0.06	$0.06	$0.11	$0.10